UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2025

4D Molecular Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39782	47-3506994
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5858 Horton Street
#455
Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (510) 505-2680

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FDMT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 31, 2025, 4D Molecular Therapeutics, Inc. (the “Company”) entered into a Collaboration and License Agreement (the “Agreement”) with Otsuka Pharmaceutical Co., Ltd. (“Otsuka”). Pursuant to the Agreement, the Company granted Otsuka exclusive rights to develop and commercialize 4D-150 for ophthalmological diseases, including wet AMD and DME, in Japan, China, Australia, and other Asia-Pacific (“APAC”) markets. Otsuka has agreed to lead all regulatory and commercialization activities in its licensed territories. The Company has agreed to continue to lead all Phase 3 clinical activity globally, including within the APAC region. APAC clinical sites in 4FRONT-2, the global Phase 3 study in wet AMD, are expected to open by end of year with Japan sites expected to open in January 2026. Enrollment for 4FRONT-1, the Company’s first 4D-150 Phase 3 study in wet AMD, continues to exceed initial expectations, with over 200 patients randomized as of October 30, 2025.

Otsuka has agreed to provide an upfront cash payment of $85 million and expected cost sharing of at least $50 million dollars over the next three years for global development activities. In addition, the Company is eligible for up to $335.5 million in potential regulatory and commercial milestone payments and tiered double-digit royalties depending on net sales in Otsuka’s licensed territories, subject to royalty reductions under certain circumstances. The Company retains full development and commercialization rights for 4D-150 outside the APAC region, including the United States, Latin America, and Europe.

The Company and Otsuka have agreed to establish a joint steering committee to, among other activities, coordinate and review the development, commercialization and manufacture of the licensed product in the licensed field and territory and perform other activities mutually agreed by the Company and Otsuka from time to time.

The Agreement remains in effect, unless earlier terminated, on a country-by-country basis, until the date that Otsuka is no longer developing or commercializing the licensed product in such country within the licensed territory. Each party has the right to terminate the Agreement for the other party’s material breach of its obligations under the Agreement, subject to the right to cure such breach. Additionally, Otsuka may terminate the Agreement for convenience, on a country-by-country basis, upon sufficient prior written notice, or due to safety reasons or the failure of certain of the Company’s related clinical trials to achieve their primary endpoints. The Company may also terminate the Agreement upon notice if Otsuka challenges the patentability, enforceability, or validity of any licensed patent, unless Otsuka withdraws the challenge within a specified period, or if Otsuka ceases all development activities and commercialization of all licensed products in Japan for an agreed upon period and does not resume such activities or commercialization within a specified notice period, unless such cessation is substantially attributable to specified circumstances. Upon termination, any license granted by the Company to Otsuka will terminate.

The Agreement includes customary representations and warranties and covenants on behalf of the Company and Otsuka, including regarding the licensed intellectual property, regulatory matters and compliance with applicable laws. The Agreement also provides for certain mutual indemnities, including for breaches of representations, warranties and obligations under the Agreement, as well as indemnification by the Company for certain patent infringement allegations and indemnification by Otsuka for the exploitation of licensed products.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which the Company expects to file as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

4D MOLECULAR THERAPEUTICS, INC.

Date: October 31, 2025	By:	/s/ David Kirn
David Kirn, M.D. Chief Executive Officer